EXHIBIT 10.1


                             PARTICIPATION AGREEMENT


This Participation Agreement ("Agreement") is entered into this 31st day of August 2007 by and between Global Aircraft Solutions, Inc., a Nevada corporation ("Global"), and Global Aircraft Leasing Partners, LLC, a Delaware limited liability corporation ("GALP"). As evidenced by the signatures below, Global and GALP hereby agree as follows:

1.) On October 1, 2007, Global shall pay to GALP a capital contribution of FORTY THOUSAND U.S. DOLLARS ($40,000.00) in exchange for a FORTY PERCENT (40%) equity interest in GALP. Such equity participation by Global in GALP will be further evidenced by a mutually acceptable amendment, if and as necessary, to the operating agreement of GALP at the time that Global makes its equity payment.

2.) As an additional consideration, Global will provide to GALP ongoing technical support to facilitate GALP's commercial aircraft purchasing, leasing and sales activities. The technical support provided to GALP by Global will include dedicated personnel from Global's wholly owned subsidiaries, Hamilton Aerospace Technologies (HAT) and World Jet, Inc., to inspect, evaluate, modify, repair, maintain and provide logistical support for GALP's aircraft portfolio. All technical services provided to GALP by HAT and World Jet will be billed at company-standard rates.

3.) Global will not be required to make any additional capital contributions in support of any future aircraft acquisitions by GALP, and all debt assumed by GALP as a result of aircraft acquisitions will be non-recourse with respect to Global.

4.) In consideration for marketing services and technical support provided to GALP by Global to date, Global shall be entitled to a commission equal to FORTY PERCENT (40%) of the net profits earned on all transactions entered into by GALP from the date of its inception through October 1, 2007, or the date on which Global becomes a 40% equity holder, whichever comes later.

5.) Any notice required hereunder to be given shall be in writing and if:

                  (a) by Global to GALP shall be directed to Chris Keller, President, at 6451 S. Country Club Road, Suite 111, Tucson, AZ 85706, or to such other address as GALP shall have furnished in writing to Global; or

                  (b) by GALP to Global shall be directed to John Sawyer, President, at 6451 S. Country Club Road, Suite 111, Tucson, AZ 85706, or to such other address as Global shall have furnished in writing to GALP.

6.) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona applicable to contracts made and to be performed therein.

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7.) If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.) The foregoing is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.







/s/ John Sawyer                            /s/ Chris Keller
------------------------------             -------------------------------------
John Sawyer                                Chris Keller
President                                  President
Global Aircraft Solutions, Inc.            Global Aircraft Leasing Partners, LLC